CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Avitar, Inc.
Canton, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement filed on Form S-3 of our report dated December 8, 2004, except for Note 17 for which the date is December 17, 2004, relating to the consolidated financial statements of Avitar, Inc. appearing in the Company's Annual Report on Form 10-KSB/A-2 for the year ended September 30, 2004. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue in business.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


BDO Seidman, LLP

/s/ BDO Seidman, LLP

Boston, MA
July 28, 2005